EXHIBIT 99.2

ENERGY FOCUS

Moderator: Joe Kaveski
July 31, 2008
4:30 p.m. ET

Operator:
Good afternoon. My name is (Dawn), and I will be your conference operator today. At this time, I would like to welcome everyone to the 2008 quarter two earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session.

If you would like to ask a question during this time, simply press star, then the number one, on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I will now turn the call over to Joe Kaveski, CEO of Energy Focus Incorporated.

Joe Kaveski:
Thank you very much, (Dawn), and welcome again to the new Energy Focus Incorporated second quarter 2008 earnings call. Again, my name is Joe Kaveski, and since May of this year I'm privileged to be the new CEO of Energy Focus. Joining us today on the call are Eric Hilliard, our Chief Operating Officer, Nick Berchtold, our Chief Financial Officer and John Davenport, our President, all of whom will be available with me for questions later in the call.

I'd like to begin our discussion today with a brief statement and then turn it over to Nick for a review of our second quarter financial results, then open the line up for discussion. As we usually do, we'll try to limit the call to under an hour.

But first I would like to remind you that forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2008 and thereafter, the potential growth of EFO sales based upon its energy savings over alternative lighting technologies.

Investors are cautioned that all forward-looking statements involve the risks and uncertainties. Actual results may differ materially and results are unpredicted. Risk factors that could affect the company's future include, but are not limited to, a slowing of the U.S. and world economy and its effect on Energy Focus markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, higher-than-anticipated expenses, unanticipated cost of integrating acquisitions into Energy Focus operations, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater-than-anticipated cost and/or warranty expenses. For further information about potential factors which could affect Energy Focus's financial results, please refer to the company's SEC reports, including its annual reports on Form 10-K and its quarterly reports on Form 10-Q.

These forward-looking statements speak only as to the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

OK, with the fine print out of the way, I'd like to start by thanking many of you on the call today who met with me over the last two months. I really do appreciate your concerns and suggestions relative to how we can transform Energy Focus into a company that exceeds your expectations, so thank you again.

Now, today, I would like to address three areas of importance, our 2008 guidance, our sales growth and vision and our emphasis on cash management.

To begin, I'm pleased to reaffirm Energy Focus's 2008 guidance with overall growth in revenue, EFO products doubling in sales and growing to 50 percent of total sales, or $14 million, a less than $5 million change in our cash position for 2008 and being cash flow positive in 2009.

So from my perspective there's never been a better time to be Energy Focus, with gas prices hovering around the $4 mark and our nation's electric reserve capacity forecasted to dwindle down by almost 10 percent by 2018, it's easy to be excited about our EFO technology, its value, and its relevance in helping our customers and our nation solve our common energy concerns.

Let me move to discussing our sales, growth and vision. I'm pleased to report that Energy Focus made good progress in the second quarter. Specifically, we are realizing significant year-over-year growth with our new EFO products now representing around 50 percent of our total sales, having our second quarter EFO sales almost double over our previous record quarter. Clearly EFO is becoming a growth engine. Despite the tough situation in the housing market and a mortgage industry that is expected to recover after 2009, our Fiberstars pool and spa division sales declined at a substantially slower pace than the overall industry. And, lastly, our international operations significantly grew through the promotion and sales of our advanced EFO lighting products in key markets, such as Dubai.

While we made some sales improvements in the second quarter, we also made progress in laying the groundwork for our near future. In doing so, we are repositioning the company to become a turnkey lighting energy solutions provider. This will allow us to create greater impact in reducing our customers' energy and environmental footprint. Tactically, we do this by providing our customers comprehensive energy assessments and an array of energy efficient lighting products led by our unique EFO lighting solutions, design and engineering services, program management, turnkey installation and ongoing energy-related services.

So why, you may ask, is this repositioning so important to the overall growth of Energy Focus? Quite simply it's because our impact becomes 10 times greater for our customers and subsequently our revenues become 10 times greater as we address our customers' total lighting energy concerns.

Now, to make this work, the company is aggressively repositioning its marketing and sales endeavors. Over the last two months, our progress included aligning our resources to specific targeted markets where we have a competitive advantage and partnering with third parties in markets where they do, training our marketing and sales teams as to our new go-to-market strategy, our selling processes and our sales management disciplines. And, lastly, engaging new customers with our turnkey lighting energy solutions value proposition, all of these being done to realize more, larger and repeatable successes.

Moving on to our third area of importance, we have intensified our efforts towards improving our cash management. We are now beginning to see the expected trend in the reduction of non-value-added expenses as we move towards 2009, where we expect the business to generate cash. Specifically, we have lowered our fixed overhead cost, improved our overall product margins and made significant progress in aligning our business units in the U.S. and Europe. So at this time, I'd like to turn the call over to Nick Berchtold, our Chief Financial Officer, for a summary of our second quarter financial results.

Nick?

Nick Berchtold:
Thanks, Joe. I've met or talked with some of you, but for those of you who don't know me, I've been the Chief Financial Officer at Energy Focus since August 2007. Prior to joining with Energy Focus, I was the divisional controller of a $250 million global manufacturer of highly engineered clutch and transmission assemblies, having operations throughout North America, Europe and Asia. I do have significant experience in all elements of mergers and acquisitions, organizational restructurings and relocations, operational startups and financial reporting standardization and I am Lean Manufacturing and Six Sigma trained.

Next, I'm truly honored to be speaking today to provide some specifics on the results achieved during the second quarter and the first half of 2008. I'm truly excited by the trends we saw in the second quarter, along with great prospects that we have in front of us for the second half of the year.

Now, for some numbers related to sales and cash management. Second quarter 2008 global revenues increased 14 percent over comparable levels in 2007, led by a 58 percent increase in global commercial sales. As Joe mentioned, this tremendous improvement was somewhat masked by pool sales, which were down 24 percent due to continuing pressure in the housing market. The good news is that our pool revenues declined at a pace which was far less than the national average for new housing starts, against which our pool business is closely tied.

So let me put it in perspective for you. Briefing.com announced that the three-month national average of new housing starts had deteriorated from approximately 2,000 new housing permits issued at the end of June 2007 to less than 1,000 new housing permits issued at the end of June 2008. This equates to a greater-than-50 percent decline. Despite this deterioration in one of Energy Focus's significant markets, our leadership was able to successfully reorganize the business unit very quickly and has been extremely successful in attacking and capturing existing market share from competitors through both aggressive sales efforts and new product introductions.

Now, relative to the EFO product revenues, year-to-date 2008 EFO revenues were 6.1 million, or 49 percent of total global revenues for 2008. In comparison, year-to-date 2007 EFO revenues were 2.6 million, or 22 percent of total global 2007 revenues. Globally, EFO revenues increased an incredible 234 percent on a year-to-date, year-over-year basis.

We believe that this impressive year-over-year increase in EFO sales will be sustainable due to the following.

1.
Our recent strategic implementation of a unified and globally focused market and sales strategy, whereby all products within the company's portfolio are marketed on a global unified basis, rather than within individual geographic regions. This marketing strategy is accelerating the company's ability to achieve single-source supplier status on a much broader array of lighting applications than we've been able to do previously. This unified vision is most evidenced by the second quarter implementation of our new Web site, which clearly leverages the Energy Focus name while still reinforcing the brand equity of the individual business units and segments.

2.
Secondly, the impact of several new and very successful product innovations in the United States, including the new 14-watt EFO LED dock light, where we are beginning to regularly receive and ship significant orders to major Fortune 500 company transportation companies who are tremendously interested in the energy savings our products provide.

3.
Third, tremendous increases in other EFO LED product classes as the world focuses on the increasing value of LED technology. Our international sales of EFO LEDs alone increased 181 percent from comparable 2007 year-to-date levels.

Now, let me talk about cash management for a few moments. Energy Focus's intense focus on management of working capital velocity resulted in substantial improvement during the second quarter versus prior year. For example, working capital as a percentage of sales improved from 39 percent at the end of the second quarter 2007 down to 27 percent at the end of the second quarter 2008 on a global basis.

This is reinforced by the fact that we had a 17 percent improvement in accounts receivable collections performance resulting from the emphasis on customer-centric yet disciplined accounts receivable management, where we will continue to provide ongoing improvements to our company's cash position. Additionally, we saw a 33 percent improvement in inventory velocity, where the improvement was a direct result of management's focus on;

1.	Scrutinizing and minimizing the replenishment quantities on all purchase orders issued,
2.	Secondly, shortening the supply chain to incorporate more localized vendors where possible and
3.	Third, establishing of supply chain Kanbans with strategic suppliers and,
4.	Lastly, improving manufacturing efficiencies within the existing facilities.

These improvements show that the focus on working capital management has taken a strong hold throughout the business. However, the leadership team also realizes that further improvements are needed.

The next topic from a cash management standpoint is fixed-overhead rationalization. Over the last six months, we've been actively engaged in evaluating and rationalizing the fixed overhead footprint of our organization. In this regard, our compary has developed and implemented plans to reduce overall fixed overhead by more than $1 million on an annual basis, to be effective by the end of 2008. Actions completed thus far in '08 include the consolidation of Energy Focus's main west coast distribution facility into our Solon, Ohio facility, as well as hourly and salaried workforce reductions.

While these items are a few of the initiatives implemented during the second quarter, the company will continue to focus on increased overhead efficiencies to ensure the successful transition of the company into sustainable profitability.

So, in summary, the second quarter financials indicate that Energy Focus has made tremendous focus on multiple fronts.

1.	Number one, EFO revenues met expectations for both the quarter and for the first half.
2.	Number two, global marketing strategies employed in the first quarter showed favorable, tangible results throughout the organization.
3.	Number three, working capital improvements were seen globally and within each business unit and,
4.	Lastly, initiatives to reduced fixed overhead were implemented during the second quarter, for which benefits will be seen beginning in the third quarter and well into the future.

So, in conclusion, I want to thank you for joining us today and will now turn the meeting back over to Joe.

Joe Kaveski:
Thank you very much, Nick, for sharing the excitement. Now, I just want to touch on one more area before I open it up to discussion. We have a great R&D team here at Energy Focus, led by our Chief Technology Officer, Roger Buelow. This team is focused on a number of very important projects. Many of them involve getting military versions of our EFO products into government installations and onto Navy ships and submarines.

One of them, the very high-efficiency solar cell, or VHESC project, is particularly exciting for me. The VHESC team has demonstrated that unparalleled solar photovoltaic efficiency is possible. And of course, the highest possible efficiency lighting system is one that doesn't use any electricity at all. While such systems are technically possible now, they are nowhere near being economically viable. VHESC plus EFO lighting technology can change all that. That's the future. We plan to be prepared for it.

Now I'd like to open up the phone lines for questions.

Operator:
If you would like to ask a question from the phone lines, please press star, one on your telephone keypad. Again, if you would like to ask a question, please press star, then the number one, on your telephone keypad. We'll pause for just a moment.

There are no questions in queue. Actually, we have a question from the line of (Jeff Gilbert).

(Jeff Gilbert):	Gentlemen, just wanted to say congratulations and you're doing a great job. We're sticking with you.

Joe Kaveski:	Thank you, (Jeff). We appreciate that support.

Operator:	Your next statement comes from the line of (Walter Shankner).

(Walter Shankner):	Good afternoon.

Joe Kaveski:	Good afternoon, (Walter).

(Walter Shankner):	How is everybody?

Joe Kaveski:	We're doing well, thank you.

(Walter Shankner):
Good. The discussion, obviously, different people to some extent, it was different than what we presented in the past - the results were better, too, so I guess that's a net plus. What we didn't get much of a discussion and what's happening with our original - and original is exactly the right term - Energy Focus lighting systems which go into retailers, supermarkets, et cetera. What has been happening and how are we progressing with the non-LED - non-lighting dock EFO products?

Joe Kaveski:
Well, (Walter), I appreciate that question. What I'd share with you is that technology continues to be improved and added to, and we're actually seeing sales increase across almost all geographies. So it is a very, very important part of our technology portfolio, if you will, and if you look to the markets that require no heat, no UV and superior energy savings, its' a very important part of our total lighting solutions.

(Walter Shankner):
And you phrase the answer with a three-part caveat. Why is that not attractive just to those who want to save energy, since the original thesis was that it was in fact a substantial energy saver versus down lights, high-intensity down lights?

Joe Kaveski:
(Walter), thank you for the question. I think it definitely is very relevant to other vertical markets. It is a tremendous MR16 replacement system that can be applied across all vertical markets and commercial buildings where they needed targeted and accent lighting. And a great example of that is the W Hotel in New York, where I believe it was 54 floors where we actually replaced the hallway lighting to create tremendous energy savings, as well as the ambiance that the W Hotel was looking for.

And because we did such a good job there, we actually now are in their Chicago downtown hotel. So there's just an example of its application and its relevance across all of our vertical markets.

(Walter Shankner):	OK, and last question on the same subject, penetration continues to expand in our original supermarket channel?

Joe Kaveski:	It does, it does, and we intend to intensify those efforts. To name historical names, there are Albertsons and Whole Foods among others.

(Walter Shankner):	OK, thanks a lot.

Joe Kaveski:	Thank you very much, (Walter).

Operator:	Again, if you would like to ask a question, press star one, at this time. Your next question comes from the line of (Bill Gibson).

(Bill Gibson):
Hi, Joe. We haven't met before, but I'd like a little more in understanding the turnkey energy services, and the reason I ask, it almost sounds like, hey, we're building up overhead at the same time we're cutting it. I mean, how do you get more comprehensive with less people?

Joe Kaveski:
Well, (Bill), we have tremendous products that we historically have sold by themselves. So a great example would be, for instance, Whole Foods, where we literally are the lighting system for their seafood departments. The reality is, though, is that the technology that we have, plus other energy efficient technologies, could have been applied towards the total store.

And so to that end, while we're in talking about our seafood solution, we have the real opportunity to basically put our lighting into their display cases, produce, as well as bundle in other energy-efficient technologies that could in essence create tremendous energy savings for the supermarket in general illumination, as well as increase the ambiance and hopefully increase the profitability of that store.

(Bill Gibson):	And so you have agreements with other lighting companies for these products? Is that what I'm hearing?

Joe Kaveski:
Well, we do, but what I would share with you is that really no two buildings or no two situations are exactly alike, and so to that end we basically work with a multitude of suppliers to find the absolute best solution to fit the needs of our customers' facility.

(Bill Gibson):	Good, thanks, Joe.

Joe Kaveski:	Thank you very much.

Operator:	Your next question comes from the line of (Jeff Gilbert).

(Jeff Gilbert):
Hey, guys, just a follow up, apologize. One of our concerns being a little bit of a longer-term shareholder with substantially higher cost basis is someone coming on at this point interested just in the technology and your patents, spinning off the Fiberstars pool segment and purchasing the company for a premium to today's share price, which unfortunately is depressed.

Do you have any comments or share our concerns in that?

Joe Kaveski:
Well, (Bill), I think that's a good question, and if you've looked at our pool business, actually, we're beginning to feel pretty good, because we feel like we have our costs under control. We're actually seeing ourselves gain in terms of market share and it's actually now generating cash for us. So at this particular point in time, pool business becomes less and less of an issue as our EFO sales begin to increase. So I hope that addresses your question.

(Jeff Gilbert):
Partially. I guess I would just end with a comment, then, without a question that if you are approached on the purchase of your technology or the company itself, to remember those who have substantially higher cost bases.

Joe Kaveski:	I think what you might be alluding to is the fact that we actually have some protections in place right now, because there actually is a shareholders rights agreement in place.

(Jeff Gilbert):	Sounds good, thank you.

Joe Kaveski:	Thank you so much.

Operator:	Your next question comes from the line of (Jay Emmons).

(Jay Emmons):	Hi, guys.

Joe Kaveski:	Hi, (Jay), thank you for joining us.

(Jay Emmons):
Sure, just a quick one for some added color on penetration of some of your supermarkets, for instance, Supervalue. How many stores do you guys - how many stores are you in now versus how many were you in a year ago?

Joe Kaveski:	(Jay), I believe it's clearly more than 60 right now, and they are a very important customer for us.

(Jay Emmons):	OK, and would that be up 100 percent from a year ago, do you think?

Joe Kaveski:	Well, (Jay), I wasn't here a year ago, so I'm going to ask one of my experts here to answer that. John?

John Davenport:	Yes, we're more than double, (Jay). I would guess maybe closer to triple.

(Jay Emmons):
OK, OK, all right. Great. Another question I have is you have such wonderful technology that you've got a hurricane at your back these days. Thoughts about leveraging your technology through other distribution channels, joint ventures with other folks that are also calling on your same customers, providing total energy solutions that you might piggyback with?

Joe Kaveski:	(Jay), I think the answer to your question is yes. We're always looking for that kind of leverage, however, I don't have anything to share with you today in that regard.

(Jay Emmons):	OK, OK, and one final question is you're teasing us with your comments about solar. Can you elaborate, and what would be Energy Focus's part in producing electricity from solar?

Joe Kaveski:	Good question, (Jay), and to that I'm going to ask John to speak with you, because he's closer to it.

John Davenport:
Sure. Thanks. Solar is really exciting, and right now we're entering phase II of our program with DARPA, we're working through DuPont. And we're in charge of the optics and building the solar prototypes. Those are coming together. The solar prototype efficiency we're shooting for is on the order of 40 percent. We’ve forecast we're going to be able to hit, and that's looking pretty good.

We think we're going to go to phase III, which is about building systems that are manufacturable at costs that can be commercially feasible. It's looking very good from that point of view This level kind of solar efficiency allows you to think about products where lighting can stand alone separately from the power grid. We are beginning to talk about such products.

We won't see them for probably a year and a half or so, but those are on our horizon and very exciting.

(Jay Emmons):	And, John, these would be used commercially?

John Davenport:	Absolutely. The government wants us to do that.

(Jay Emmons):	OK, a year or so from now. That's great. OK, well, thanks. Keep up the good work.

Joe Kaveski:	Thank you, (Jay).

Operator:	Your next question comes from the line of (Craig Irwin).

(Craig Irwin):	Good afternoon, gentlemen.

Joe Kaveski:	Good afternoon, (Craig).

(Craig Irwin):
Just wanted to ask a couple of questions about your R&D priorities, really where you see the best returns from investment in developing new products or new services for your customers over the next year and whether or not we'll be able to see some product introductions as a result of those efforts.

John Davenport:
Yes, I may as well start with the return on our R&D investment.. We have, in fact, have introduced a whole series of products this year. Our dock light, for example, is a direct result of Navy the ship lights work. We are fielding and working with bunk lights now for Navy ships and we expect to see derivatives of that beginning next year. It's really a great relationship that we have with the military. We're developing lights for applications in the military and then spinning them off for commercial applications.

Particular applications that can turn out to be real fits are places where you need rugged, long life, high efficiency, and those fit the supermarket applications, freezers application. But we're seeing really a great return on our R&D, and in fact, since the military is providing the lion's share of the funding for that R&D. It's really a great partnership.

(Craig Irwin):
That's excellent, that's excellent. It sounds like great products to be developing. Can you frame out for us sort of what these products could look like from a revenue standpoint or from a market opportunity over the next year, two years or so?

John Davenport:
I think not really at this time. I don't want to forecast too far into the future. Our business, though, if you think about our EFO products right now, we have forecast a $14 million EFO year. Virtually all of those products are a result of earlier R&D, funded primarily by the military. So we'd like to continue that progress.

(Craig Irwin):
OK, and then what exactly are the growth drivers for us to get to 14 million by the end of the year? I mean, how does that take place? I mean, are there specific customers you can talk about or specific products that are a major piece of that growth?

Joe Kaveski:
Well, I think what I'd like to say relative to that is the growth drivers are really driven by our customers' needs, and clearly, as we get our message out, which we are beginning to do now, customers that want the benefits of superior energy savings and lower maintenance costs relative to lighting systems and no heat or no UV in their light point so that it doesn't destroy artwork or it preserves their produce or their fish longer for less shrinkage, or customers that value green technologies, those are really the growth drivers for us, and it's coming across all geographies and the market segments that we choose to play in.

(Craig Irwin):
Excellent, excellent. And can you comment for us really about the short-term trends you're seeing in the pool and spa business? Are you seeing any bright spots there for you that you'd like to focus on?

Joe Kaveski:
I guess what I would just say there is it's a tough industry right now. But I'm enthused by the fact that we have new leadership that is energizing that division and doing a great job. We do have some new products that will be coming to market in a very short timeframe, and again that we've done a good job of helping reduce cost within that business. So, again, it's a tough industry but I think we're holding our own, better than most.

(Craig Irwin):
Excellent, excellent. And then, just last question, around your sales channel, sort of sales and marketing strategy, have their been any short-term changes, any changes over the last couple of months, or anything where you think you'd like to see changes by the end of the year?

Joe Kaveski:
Yes, I do. I think the biggest change there is to our approach of selling a total lighting energy solution and our entrance into the existing building market to, in essence, fuel our growth. Those are substantial changes, but those are changes that absolutely will yield those larger projects in size that are more repeatable in the pipeline, so we're working very hard towards that end.

(Craig Irwin):
Excellent, and then the margins, just sorry, if I can just tuck another one in here, but your margin expectations going forward, should we expect the margin trends to continue through the end of the year? I mean, should we eventually see a little bit of improvement given the revenue ramp? How should we look a this?

Nick Berchtold:
This is Nick Berchtold. I'll try and address that one for you. As we continue to increase growth and sales growth, we will be able to continue to leverage overhead more effectively, more efficiently. That, in turn, leads to better margins. We're exploring every opportunity, including - well, nothing is off the table in terms of incorporating and ensuring profit margin maintenance and increases. So whether it's commodity, the customer, or the vendor, we're doing everything we can to ensure increased margins at the Energy Focus level, and we'll continue to do that on an ongoing basis.

(Craig Irwin):	Great. Thank you very much, gentlemen.

Joe Kaveski:	Thank you.

Operator:	Your next question comes from the line of (Al Snider).

(Al Snider):
Hi, gentlemen, a couple of quick questions. You talk about the Navy. One of the things that attracted a lot of people to the stock at one point as an investment was the potential for some huge business with respect to the Navy. And essentially what you're mentioning is that you're using the Navy more as a vehicle to develop products to be sold outside of the government. So my question relates to what's happening with the ships that were supposedly at sea in terms of what business would be derived from that? That's one item.

John Davenport:
Sure. This is John Davenport. The answer to that is we are absolutely using the Navy to create a business. We're actually working developing on a Navy business for right now. We are also, though, using the R&D to help launch commercial products. So we get a dual benefit from this work and that's really important for growing the business. Now, as to the commercial opportunity, yes, business with the Navy can be a nice business, but the commercial opportunity is much larger, because there are just more lights in the world than there are on ships. We'll see a very nice business coming from getting on Navy ships, in the millions of dollars, ultimately. At this point we're waiting to get the specs finalized.

We have ships at sea. They love the lighting that we've gotten on those ships. It's working great. We've got e-mails that we can show you from captains onboard ships helping us get those specs through. So that work is progressing very well. But the really large payoff is in terms of the commercial side.

(Al Snider):
I understand. I appreciate that. Just two other quick items. What's been happening with respect to the new showroom? What type of progress are you seeing with attracting people and hyping things up and getting some business out there?

Joe Kaveski:
It's a tremendous selling tool, there's no doubt about it. For our customers to be able to see our technologies simulated in their environments goes a long way towards closing business. I would tell you that the showroom has already paid for itself, since its opening. It's probably been utilized in showing with customers more than half of the number of days between now and since it's opened.

So it's a great selling tool and it has definitely had an impact on reducing our selling cycle.

(Al Snider):
That's terrific. And one final question. The new distributorship announcement that you had made. I believe it was TPC. I don't know if I have my initials right. Is that meeting expectations? Any disappointments? How is that working out?

Joe Kaveski:
It's working out. If you happened to be at Lightfair this year, what you would have seen is that Energy Focus products were two of the three technologies that they showcased within their booth there. So they're very excited about it, we're excited about the relationship and so we hope to grow it as we move forward.

(Al Snider):	OK, that's terrific. I thank you very much.

Operator:	Your next question comes from the line of (Thomas Laird).

Joe Kaveski:	Hi, (Thomas).

(Thomas Laird):
Hi, how are you? I just wanted to pursue - I just have been away from the story for a period and wanted to understand a little more on how the business has changed and how you got to the new strategy of sort of a total lighting solution. Is it right then you're saying that you would come in as sort of like a lighting consultant and then you would also distribute other products from outside the company and then your own product as well? And if that's the case, can you kind of give us some sense of that business model, what kind of longer-term margins you would target?

Joe Kaveski:
Yes, I can definitely talk in an overview towards it. Historically, Energy Focus, like the vast majority of lighting technology providers, basically sold products based upon what they thought features were important to specific customers. The biggest change in the repositioning here is that we've recognized that the big business driver is helping our customers lower their energy costs to become more competitive or to reallocate savings those funds towards their core business.

And so, to that end, we basically have tremendous technologies that go a long way towards that, but they cannot address 100 percent yet or our customer’s lighting needs. We don't have technologies that could replace a metal halide fixture in a Home Depot per se yet. And so towards that end, there are other technologies by other manufacturers that do significantly reduce energy cost, operating cost and provide better quality of light.

And so the ability to lead with our EFO technologies, which are very unique in the markets that we choose to play, and then couple them with other manufacturers' energy efficient technologies or services that complement ours to create the maximum impact for our customers, that's really the whole approach and strategy around becoming a total lighting energy solution provider.

(Thomas Laird):	I understand. Does that mean that you come in as sort of the prime lighting engineer contractor on one of these projects, or do you come in as a sub, as such?

Joe Kaveski:
Yes, it is absolutely - you might call it the prime developer, if you will. And so basically it is our personnel that are in essence selling the money, or the savings, to the client and the impact that technologies and services could have on their core business and then it is our personnel that are actually doing the lighting design. They're doing the project management, they're doing the sourcing of not only our own technologies, but others, and ultimately the installation of those products and the services of those products to achieve that customer's end result are all bundled underneath our domain.

(Thomas Laird):	OK, then just to finish with that, could you say something about the margin objectives on a longer-term basis with that kind of approach?

Joe Kaveski:
I think what we're going to see there is that those margin objectives are very dependent upon the unique sales opportunity in the industry that we apply our technologies. I would just say, though, that being a good businessman, I don't think we want our margins to go backwards. So, with that, I hope it answers your question.

(Thomas Laird):	Could I just ask a couple of follow-on housekeeping? You're projecting cash flow positive for fiscal year '09. Is that correct?

Joe Kaveski:	That's correct.

(Thomas Laird):	OK, and then could you say maybe what your burn rate in the second half on cash might be, give any guidance there?

Nick Berchtold:	Right now we're sticking with the total-year guidance of 5 million. We do expect third quarter to be flat. We then expect some accretion in the fourth quarter.

(Thomas Laird):	OK, third quarter flat with the second quarter you're saying.

Nick Berchtold:	Yes.

(Thomas Laird):
As far as burn. And then the last question, on the solar development that you talked earlier about, would that be a JV development, where if it went commercial, it would be somewhat of you guys would supply product, or would this be sort of a joint venture entity within the company, or how would that work?

John Davenport:
Yes, we are looking at a number of alternatives at this point. We are not at the product stage. We're at the R&D stage, and so as we understand what these components are, we're good, for example, really good, at making the optical components. We're really good in terms of being able to field these systems to customers. We're energy solutions, so it would be great for us to do that.

How much of the other parts we'll make is up for grabs and we do have some partners in the VHESC consortium, for example, who make the semiconductors. So we are working on that, those arrangements, pretty much as we speak. We'll let you know more as they emerge.

(Thomas Laird):	OK, thank you. That's all I have. I appreciate it.

Joe Kaveski:
Very good. And I think at this point we'll just kind of close down our call today and have a few closing comments, if you would. First, I would like to recognize the many Energy Focus employees across the world who are diligently working to deliver upon and exceed our customers' and our shareholders' expectations. Their efforts are clearly making a difference and very much appreciated.

Secondly, I would like to thank again our many investors for their continued support and ongoing suggestions. So thank you again for joining our call today, and we look forward to updating you on our progress during our third quarter earnings call. Have a great evening. Thank you.

Operator:	Thank you for participating in today's conference call. You may disconnect at this time.

END